Exhibit 99

GORMAN-RUPP ANNOUNCES DONALD BULLOCK AND VINCENT PETRELLA ELECTED AS NEW DIRECTORS

Mansfield, Ohio – April 24, 2020 – The Gorman-Rupp Company (NYSE: GRC) announced today that at the Annual Meeting of the Shareholders of The Gorman-Rupp Company held April 23, 2020, Donald H. Bullock, Jr. and Vincent K. Petrella were elected to the Board of Directors.

Mr. Bullock, age 60, is the retired Senior Vice President of Investor Relations of Eaton Corporation, a publicly-traded diversified industrial manufacturer that provides energy-efficient solutions to help customers manage electrical, hydraulic and mechanical power. Mr. Bullock worked for Eaton in various global business management, information technology and finance roles since 1998, previously serving as Vice President and General Manager, General Products Divisions from 2006 to 2011. Mr. Bullock will serve on the Audit Committee and the Governance Committee of the Board of Directors.

Mr. Petrella, age 59, is currently an Executive Vice President of Lincoln Electric Holdings, Inc., but intends to retire later this year. Mr. Petrella previously served as Executive Vice President, Chief Financial Officer and Treasurer from 2004 until earlier this month. Lincoln Electric is a publicly-traded industrial manufacturer that engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide. Mr. Petrella held prior roles within the finance and internal audit functions at Lincoln Electric from 1995 through 2003 and began his career at an international public accounting firm. Mr. Petrella will serve on the Audit Committee and the Compensation Committee of the Board of Directors.

Jeffrey S. Gorman, Chairman, President and CEO commented, “We are delighted that Mr. Bullock and Mr. Petrella are joining our Board. They each join the Board with a valued background and deep knowledge of manufacturing operations and finance that will add important insight to our Board.”

Also as previously announced, Thomas E. Hoaglin notified the Company this past January that he would not stand for re-election as a Director at the Company’s 2020 Annual Meeting of Shareholders. Mr. Hoaglin has served as a Director of the Company since 1993 and previously served as a Director from 1986-1989.

Ms. Harlan, Lead Independent Director of the Gorman-Rupp Board commented, “In his 30 years on the Board, Tom has provided tremendous leadership and great expertise, and has served in leadership roles including Lead Independent Director and Audit Committee Chair. We wish him the very best in his retirement.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.